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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 14, 2006 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph indicating that the Company is in the development stage), relating to the consolidated financial statements of Advanced Life Sciences Holdings, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Advanced Life Sciences Holdings, Inc. for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Chicago, Illinois
March 31, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM